Exhibit 2.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RADAR USA, INC.

RADAR USA, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

1.	That the name of this corporation is RADAR USA, INC., and that this corporation was originally incorporated under such name. The original Certificate of Incorporation was filed with the office of the Secretary of State of Delaware on November 6, 2020 and an Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of Delaware on May 26, 2021 (the “First Amended and Restated Certificate of Incorporation”).

2.	This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and restates, integrates and further amends the provisions of the Corporation’s First Amended and Restated Certificate of Incorporation.

3.	The text of the First Amended and Restated Certificate of Incorporation is amended and restated to read as set forth below.

ARTICLE I

The name of the corporation is RADAR USA, INC. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

A.	Authorized Capital Stock

This Company is authorized to issue three classes of stock which shall be designated, respectively, “Voting Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The Voting Common Stock and the Non-Voting Common Stock are collectively referred to herein as “Common Stock.” The total number of shares of stock that the Company shall have authority to issue is 126,000,000 shares, consisting of (a) 91,000,000 shares of Voting Common Stock, $0.00001 par value per share, (b) 25,000,000 shares of Non-Voting Common Stock, $0.00001 par value per share, and (c) 10,000,000 shares of Preferred Stock, $0.00001 par value per share. The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as may be determined by the Board of Directors from time to time.

Concurrently with the filing of this Certificate of Incorporation with the Secretary of State of Delaware, all shares of common stock outstanding immediately prior to such filing shall be redesignated as Voting Common Stock, and all rights exercisable or convertible into common stock outstanding immediately prior to such filing shall be redesignated exercisable or convertible into Voting Common Stock.

Effective immediately following the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, a 1683.72845-for-1 forward stock split for each share of Voting Common Stock outstanding immediately prior to such time shall automatically, and without any action of the part of the holders thereof, occur. The par value of the Voting Common Stock shall remain $0.00001 per share. Each share of Voting Common Stock outstanding immediately prior to the forward stock split, shall immediately thereafter represent instead the number shares of Voting Common Stock as provided above.

The number of authorized shares of any class or classes of stock of the Company may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, but not below the number of shares thereof then outstanding or required to be reserved for the conversion of any convertible securities or the exercise of any options or other instruments.

B.	Common Stock

Except as set forth herein, the Voting Common Stock and Non-Voting Common Stock shall have identical rights, powers and privileges in every respect  (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the Company) and the Non-Voting Common Stock shall be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange, reclassification or other similar transaction).

1.	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock as set forth in the terms hereof.

2.	Voting. The holders of the Voting Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The shares of Non-Voting Common Stock shall not have voting rights at any meeting of the stockholders of the Company other than those required by law. Unless required by law, there shall be no cumulative voting.

3.	Dividends. Subject to the preferential rights of holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise), on a pro rata basis, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Company legally available therefor; provided, however, that any dividend upon the Common Stock that is payable in Common Stock shall be paid only in Voting Common Stock to the holders of Voting Common Stock and only in Non-Voting Common Stock to the holders of Non-Voting Common Stock.

4.	Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after the payment of any preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of Non-Voting Common Stock and Voting Common Stock on a pro rata basis.

5.	Conversion.

(a)	Mandatory Conversion. Upon (a) the closing of the sale of shares of Voting Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) the date and time that the Common Stock is listed for trading on the New York Stock Exchange, any tier of The Nasdaq Stock Market LLC, or another exchange or marketplace approved the Board of Directors (the time of such closing or the date and time of such event, the “Mandatory Conversion Time”), (i) all outstanding shares of Non-Voting Common Stock will automatically convert into an equal number of shares of Voting Common Stock and (ii) such converted Non-Voting Common Stock shall be retired and cancelled and may not be reissued.

(b)	Mechanics of Conversion. The Company shall notify in writing all holders of record of the Non-Voting Common Stock of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Non-Voting Common Stock pursuant to this Section. Unless otherwise provided in this Certificate of Incorporation, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Non-Voting Common Stock shall surrender such holder’s certificate or certificates, if any, for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and, unless such shares are uncertificated, shall thereafter receive certificates for the number of shares of Voting Common Stock to which such holder is entitled pursuant to this Section. All rights with respect to shares of Non-Voting Common Stock converted pursuant to this Section will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates, if any, or lost certificate affidavit and agreement therefor, to receive (a) a certificate or certificates for shares of Voting Common Stock in accordance with the provisions hereof, and (b) the payment of any declared but unpaid dividends on the shares of converted Non-Voting Common Stock.

(c)	Reservation of Shares. For the purpose of effecting the conversion of the Non-Voting Common Stock, the Company shall at all times while any share of Non-Voting Common Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Voting Common Stock as may from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of authorized but unissued shares of Voting Common Stock is not sufficient to effect the conversion of all then-outstanding shares of the Non-Voting Common Stock, the Company shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Voting Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

6.	Mergers, Etc.

(a)	In the event of any merger, consolidation, share exchange, reclassification or other similar transaction in which the shares of Voting Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Non-Voting Common Stock will at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Voting Common Stock would be entitled to receive as a result of such transaction; provided that, at the election of the Company, any securities issued with respect to the Non-Voting Common Stock may be non-voting securities under the resulting corporation’s organizational documents and the Company shall make appropriate provisions and take such actions as it deems necessary, in its sole discretion, to ensure that holders of the Non-Voting Common Stock shall retain securities with substantially the same privileges, limitations and relative rights as the Non-Voting Common Stock.

(b)	Subject to the foregoing, in the event the holders of Voting Common Stock are provided the right to convert or exchange Voting Common Stock for stock or securities, cash and/or any other property, then the holders of the Non-Voting Common Stock shall be provided the same right based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares of Non-Voting Common Stock were converted into shares of Voting Common Stock immediately prior to such offering.

(c)	In the event that the Company offers to repurchase shares of Voting Common Stock from its shareholders generally, the Company shall offer to repurchase Non-Voting Common Stock pro rata based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such repurchase.

(d)	In the event of any pro rata subscription offer, rights offer or similar offer to holders of Voting Common Stock, the Company shall provide the holders of the Non-Voting Common Stock the right to participate based upon the number of shares of Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of Voting Common Stock immediately prior to such offering; provided that, at the election of the Company, any shares issued with respect to the Non-Voting Common Stock may be issued in the form of non-voting shares rather than voting shares.

(e)	If the Company shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. This Article VIII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX

Except as provided in ARTICLE VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by the undersigned authorized officer of the Company on this 1st day of June, 2022.

/s/ Jeffrey S. Muller
Jeffrey S. Muller
President and Chief Executive Officer

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